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                                                                   EXHIBIT 10.10


                                 JOSTENS, INC.
                          EXECUTIVE CHANGE IN CONTROL
                              SEVERANCE PAY PLAN

                        First Declaration of Amendment
                        ------------------------------

Pursuant to the retained power of amendment contained in Section 5.2 of the Jostens, Inc. Executive Change in Control Severance Pay Plan, the undersigned hereby amends the Plan in the manner described below.


1.   Section 4.2(b) of the Plan is amended to read as follows:

          (b) The Company will make a lump sum cash payment to an Eligible Participant in an amount equal to the amount by which the actuarially equivalent lump sum value of his or her hypothetical pension benefit under the Company Pension Plans exceeds the actuarially equivalent lump sum value of the benefit which he or she is actually entitled to receive under the Company Pension Plans. For purposes of applying the foregoing sentence:

               (i) Company Pension Plan means each qualified or nonqualified defined benefit pension plan, arrangement or agreement maintained by the Company and covering the Eligible Participant, or to which the Company and the Eligible Participant are parties, as in effect immediately prior to the Eligible Participant's Date of Termination (without regard to any changes to such plans, arrangements or agreements that constitute Good Reason);

               (ii) Hypothetical pension benefit under the Company Pension Plans means the benefit to which an Eligible Participant would be entitled under the Company Pension Plans if he or she had completed a number of additional years of service for all purposes under each Company Pension Plan (including, but not limited to, application of the benefit formula, application of the benefit accrual method, application of the vesting schedule, entitlement to benefits, rights and features and application of the requirements for eligibility to participate) equal to the greater of (1) the amount by which ten exceeds the number of years of service actually taken into account for the purpose in question under the Company Pension Plan and (2) the number of years of service credit that the Eligible Participant would have received pursuant to the Company Pension Plan had he or she remained employed through the end of his or her Continuation Period in the same position and on the same schedule as in effect immediately prior to his or her Termination Date (without regard to any change that constitutes Good Reason);
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               (iii)  If the Eligible Participant has an Executive Supplemental
                      Retirement Agreement with the Company, the provisions of this subsection will be applied after and in addition to any adjustments to his or her benefit under the Executive Supplemental Retirement Agreement made as a result of the Change in Control or the termination of his or her employment on or after the date of the Change in Control;

               (iv) Benefits will be determined based on the Eligible Participant's actual compensation as defined under the applicable Company Pension Plan and the limitations in effect under Code Sections 401(a)(17), 415 and other applicable Code sections for the appropriate period that includes the Date of Termination;

               (v) The Eligible Participant will be deemed to commence his or her benefit under each Company Pension Plan as of his or her normal retirement date under the Company Pension Plan (of if later as of the first day of the month first following the Participant's Date of Termination) in the normal form of payment under the Company Pension Plan; and

               (vi) Actuarial equivalence will be determined based on the assumptions used as of the date of the payment pursuant to this section to determine the value of a lump sum payment of $5000 or less under the Jostens Pension Plan D (or any successor plan) or if that plan has been terminated without the establishment of a successor plan, based on the assumptions used to determine the value of lump sum payments of $5000 or less in connection with the termination.

2.   Section 4.3 of the Plan is amended to read as follows:

     4.3. Continuation of Certain Welfare Benefits
          ----------------------------------------

          (a) Through the end of an Eligible Participant's Continuation Period or, if earlier, through the last day of the first month after the Eligible Participant's Date of Termination during which the Eligible Participant commences full-time employment, the Company will provide, or arrange to provide, medical, dental, vision and life insurance benefits (excluding premium conversion or flexible spending accounts under any cafeteria plan) to each Eligible Participant (and his or her family members and dependents who were eligible to be covered at any time during the 90-day period ending on the date of a Change in Control for the period after the Change in Control in which such family members and dependents would otherwise continue to be covered under the terms of the applicable Benefit Plan in effect immediately prior to the Change in Control) under the same terms and at the same cost to the Eligible Participant and his or her family

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               members and dependents as similarly situated executives who continue to be employed by the Company (without regard to any reduction in such benefits that constitutes Good Reason).

          (b) For purposes of determining whether an Eligible Participant is eligible for retiree health benefits under any Benefit Plan, the Eligible Participant will be credited with a number of additional years of service and a number of additional years of age equal to the greater of (i) the amount by which ten exceeds the number of years of service actually taken into account in determining his or her eligibility for retiree health benefits and (ii) the number of years of service credit that the Eligible Participant would have received pursuant to the Benefit Plan had he or she remained employed through the end of his or her Continuation Period in the same position and on the same schedule as in effect immediately prior to his or her Termination Date (without regard to any change that constitutes Good Reason). If the Eligible Participant satisfies the applicable age and service requirements for retiree health benefits because of this subsection, he or she will become eligible for such benefits commencing as of his or her attainment of age 55 or, if later, as of his or her Termination Date. The Company may arrange to provide retiree health benefits through a separate plan or arrangement which is, in all respects, at least as favorable to the Eligible Participant and his or her family members and dependents as the Company's retiree Plan in which he or she would otherwise be eligible to participate.

          (c) To the extent an Eligible Participant incurs a tax liability (including federal, state and local taxes and any interest and penalties with respect thereto) in connection with a benefit provided pursuant to Subsection (a) or (b) which he or she would not have incurred had he or she been an active employee of the Company participating in the Company's Benefit Plan or had he or she actually satisfied the eligibility requirements for retiree health benefits, as the case may be, the Company will make a payment to the Eligible Participant in an amount equal to such tax liability plus an additional amount sufficient to permit the Eligible Participant to retain a net amount after all taxes (including penalties and interest) equal the initial tax liability in connection with the benefit. For purposes of applying the foregoing, an Eligible Participant's tax rate will be deemed to be the highest statutory marginal state and federal tax rate (on a combined basis) then in effect. The payment pursuant to this subsection will be made within ten days after the Eligible Participant's remittal of a written request therefor accompanied by a statement indicating the basis for and amount of the liability.

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3.   Section 4.5 of the Plan is amended to read as follows:

     4.5. Excess Parachute Payments.
          -------------------------

          Following a Change in Control, the Company will cause its independent auditors promptly to review, at the Company's sole expense, the applicability of Code Section 4999 to any payment or distribution of any type by the Company to an Eligible Participant or for his or her benefit, whether paid or payable or distributed or distributable pursuant to the terms of this Plan, any other Benefit Plan or otherwise (the "Total Payments"). If the auditor determines that the Total Payments result in an excise tax imposed by Code Section 4999 or any comparable state or local law or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest and penalties, are collectively referred to as the "Excise Tax"), the Company will make an additional cash payment (a "Gross-Up Payment") to the Participant within 10 days after such determination equal to an amount such that after payment by the Participant of all taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax, imposed upon the Gross-Up Payment, the Participant would retain an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Total Payments. For purposes of the foregoing determination, the Participant's tax rate will be deemed to be the highest statutory marginal state and federal tax rate (on a combined basis) then in effect. If no determination by the Company's auditors is made prior to the time the Participant is required to file a tax return reflecting the Total Payments, the Participant will be entitled to receive from the Company a Gross-Up Payment calculated on the basis of the Excise Tax the Participant reported in such tax return, within 10 days after the later of the date on which the Participant files such tax return or the date on which the Participant provides a copy thereof to the Company. In all events, if any tax authority determines that a greater Excise Tax should be imposed upon the Total Payments than is determined by the Company's independent auditors or reflected in the Participant's tax return pursuant to this Section 4.5, the Participant will be entitled to receive from the Company the full Gross-Up Payment calculated on the basis of the amount of Excise Tax determined to be payable by such tax authority within 10 days after the Participant notifies the Company of such determination. If any Other Arrangement specifically provides that benefits thereunder will be reduced or limited so that such benefits or the Total Payments will not result in the imposition of an excise tax pursuant to Code Section 4999, the reduction or limitation will apply, to the extent provided in the Other Arrangement, solely to the benefits provided pursuant to the Other Arrangement as if the benefits under the Other Arrangement constituted the entire Total Payments, and such reduction or limitation will not otherwise reduce or limit the actual Total Payments.


The foregoing amendments are effective as of August 1, 1999.

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IN WITNESS WHEREOF, the undersigned has caused this instrument to be executed by its duly authorized officers this 18th day of October, 1999.


                                        JOSTENS, INC.


                                        By  /s/ Robert C. Buhrmaster
                                          ------------------------------
                                                Chief Executive Officer

                                        And /s/ William J. George
                                           -----------------------------
                                                      Secretary

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